EXHIBIT 4.8
CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS
BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTION.
SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
among
DANG HE
MERRY CIRCLE TRADING LIMITED
HONOUR IDEA LIMITED
AEGIS MEDIA PACIFIC LTD.
CHAVIEW INVESTMENTS LIMITED
and
CHARM COMMUNICATIONS INC.
Dated as of 20 January 2010

LIST OF EXHIBITS

EXHIBIT A:	NUMBER AND PERCENTAGE OF SHARES HELD IMMEDIATELY AFTER THE CLOSING AND REPURCHASE
EXHIBIT B:	SERIES A PREFERRED SHARES FUNDAMENTAL ACTIONS
EXHIBIT B-1:	AEGIS FUNDAMENTAL ACTIONS
EXHIBIT C:	FORM OF SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
EXHIBIT D:	ADDENDUM TO THE SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
EXHIBIT E:	*****
EXHIBIT F:	*****

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
This SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) dated as of 20 January 2010 is made by and among Dang He, a PRC citizen with PRC passport No. G38016389 (the “Founder”), Merry Circle Trading Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Merry Circle”), Honour Idea Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Honour Idea”), Chaview Investments Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Chaview”), Aegis Media Pacific Ltd., a company incorporated and existing under the laws of England and Wales (“Aegis”) and Charm Communications Inc., a company established and existing under the Laws of the Cayman Islands (the “Company”).
WHEREAS:
(A)	Pursuant to a share subscription agreement dated as of 16 July 2008 (the “First Subscription Agreement”), Dynasty made an investment of US$29,750,000 in the Company for 7,437,500 Series A Preferred Shares of the Company and Swift Rise has made an investment of US$250,000 in the Company for 62,500 Series A Preferred Shares of the Company. Dynasty Cayman Limited (“Dynasty”), Swift Rise International Limited (“Swift Rise”), Merry Circle, the Founder and the Company entered into a shareholders agreement dated as of 22 July 2008 (the “Shareholders Agreement”), pursuant to which Dynasty, Swift Rise, Merry Circle, the Founder and the Company agreed on their rights and obligations regarding the management of the Company, the transfer of the shares of the Company and certain other rights and obligations as set forth therein.

(B)	Chaview, the Founder, the Company and other parties thereto have entered into a second share subscription agreement dated 15 August 2008 (the “Second Subscription Agreement”) pursuant to which, Chaview made an investment of US$20,000,000 in the Company for 5,000,000 Series A Preferred Shares of the Company. The Founder, Merry Circle, Dynasty, Swift Rise, Chaview and the Company entered into an amended and restated shareholders’ agreement dated 19 August 2008 (the “Amended and Restated Shareholders’ Agreement”) to replace the Shareholders Agreement.

(C)	Merry Circle transferred 1,093,750 Ordinary Shares of the Company to Honour Idea on 3 December 2008;

(D)	Merry Circle and the Company entered into a share repurchase agreement dated 20 January 2010 pursuant to which the Company purchased from Merry Circle 4,890,000 Ordinary Shares in the capital of the Company.

(E)	Swift Rise and Dynasty shall tender a redemption notice to the Company dated an even date as the Closing (as defined below) pursuant to which the Company shall redeem from Swift Rise and Dynasty 62,500 and 7,437,500 Series A Preferred Shares in the capital of the Company, respectively.

(F)	Merry Circle, the Founder, Aegis and the Company entered into a share subscription agreement dated as of 20 January 2010 (the “Share Subscription Agreement”), pursuant to which Aegis has subscribed for 12,390,000 Ordinary Shares of the Company from the Company (the “Subscribed Shares”) and, upon the completion of the transactions contemplated therein (the “Closing”), each of Merry Circle, Honour Idea and Chaview will hold the number and percentage of Ordinary Shares and Series A Preferred Shares of the Company set forth next to each such Party’s name in Exhibit A;

(G)	Aegis, Chaview the Founder and the Company have simultaneously entered into an amended and restated registration rights agreement dated as of the date of this Agreement (the “Second Amended and Restated Registration Rights Agreement”); and

(H)	it is a condition to the Closing under the Share Subscription Agreement that the Parties shall have executed this Agreement.
          NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
               1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:
          *****
          “Aegis Group” means Aegis Group plc and any other existing and future Affiliates of Aegis Group plc from time to time.
          “Aegis Media” means the media division of the Aegis Group operating in the PRC and such other members of the Aegis Group which provide the same services as the media division of the Aegis Group in the PRC.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary). “Affiliates” and “Affiliated” shall have correlative meanings.
          “Articles of Association” means the memorandum and articles of association of the Company as amended from time to time.
          “Bankruptcy Event” means with respect to any Person (the “Bankruptcy Party”), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they come due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable Law with respect to the Bankruptcy Party.
          “Bankruptcy Law” means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.
          “Bankruptcy Proceeding” means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.
          “Board” means the board of directors of the Company.
          “Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition of the Company and its subsidiaries, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.
          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the PRC, the U.S., Hong Kong, the British Virgin Islands or the Cayman Island are authorized or obligated to close.
          “BVI Sub II” means Media Port Holdings Limited, a company incorporated under the Laws of the British Virgin Islands with its registered office situated at P.O. Box 957, Offshore Incorporations Centre, Road, Town, Tortola, British Virgin Islands and a wholly-owned Subsidiary of the Company.
          *****
          “Chaview Documents” means (i) the agreement among the Founder, Merry Circle, Chaview and the Company regarding certain put option given by Merry Circle to Chaview, dated an even date herewith (ii) the security agreement among the Founder, Merry Circle, Chaview, regarding certain security arrangement to be made by Merry Circle and Founder in favor of Chaview dated an even date herewith and (iii) all documents, agreements and instruments contemplated or executed pursuant to the agreements set out in (i) and (ii) above.

          “Confidential Information” means (a) any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of any Party or any Party’s Representatives (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement) including information provided pursuant to Clause 8.3 of this Agreement, (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information, (c) the Transaction Documents, the transactions contemplated thereby, the terms and conditions thereof or any discussions, correspondence or other communications among the parties to any Transaction Document or their respective Representatives relating to the Transaction Documents or any of the transactions contemplated thereunder and (d) any documents or information concerning any Party or any Party’s Representatives furnished to any other Party in connection with such Party’s due diligence review, if any, conducted in evaluating the transactions contemplated by the Transaction Documents.
          “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
          “Director” means a director of the Company (including any duly appointed alternate director or any director appointed by Chaview and/or Aegis pursuant to Clause 3.3 hereto).
          “Equity Securities” means the share capital, membership interests, partnership interests, registered capital or other ownership interest in any Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by such Person) and includes the Shares.
          “ESOP” means the Company’s 2008 Share Incentive Plan, as adopted by a written shareholders resolution of the Company on 1 April 2008.
          “Government Authority” means with respect to any Person, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any jurisdiction in which such Person conducts business or operations, or any province, state, country, city or other political subdivision thereof.
          “Group” means the Company and its Subsidiaries as a group.
          “Initial Public Offering” means the first Public Offering of Equity Securities of the Company or IPO Vehicle upon the consummation of which such securities are listed on the NASDAQ Global Market, the New York Stock Exchange or the Hong Kong Stock Exchange, which shall reflect the valuation of the Company or IPO Vehicle (as determined by reference to the initial public offering price) immediately prior to the Initial Public Offering of no less than US$280 million.
          “IPO Vehicle” means the Company or a Person organized to effect an Initial Public Offering.

          “Law” means any constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances, mandatory guidelines, circulars, orders or implemented policies of any government authority or any Order.
          “Order” means any writ, judgment, decree, injunction, award or similar order of any Government Authority (in each case whether preliminary or final).
          “Ordinary Shares” means ordinary shares in the Company with voting rights, par value US$0.0001 per share.
          “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares and instruments convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.
          “Parties” means collectively the Founder, Merry Circle, Honour Idea, Chaview, Aegis and the Company and any Person who becomes a party to this Agreement pursuant to Article V hereof. Each of the Parties shall be referred to as a “Party.”
          “Percentage Ownership” means, with respect to any Shareholder, a percentage represented by the fraction, the numerator of which is the number of Shares then registered in the name of such Shareholder and the denominator of which is the total number of Shares then issued and outstanding, all as calculated on a fully diluted and as converted to Ordinary Shares basis.
          “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.
          “PHK” means Posterscope (Hong Kong) Limited, a company incorporated under the Laws of Hong Kong with its registered office situated at 16th Floor, 633 King’s Road, North Point, Hong Kong.
          “PHK Group” means PHK and any other existing and future Subsidiary of PHK from time to time (including (Beijing Vizeum Advertising Co. Ltd.)).
          “PHK Shareholders’ Agreement” means the Shareholders’ Agreement to be made between BVI Sub II, Posterscope Advertising Limited, the Company, Aegis and PHK.
          “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
          “Public Offering” means, in the case of an offering in the United States, an underwritten public offering of Equity Securities of a Person pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of Equity Securities of a Person in which both retail and institutional investors are eligible to buy in accordance with the applicable securities laws of such jurisdiction.

          “Representatives” means with respect to any Person, such Person’s directors, officers, employees, agents, Affiliates, partners, legal and financial advisers, accountants, consultants and controlling persons.
          “Receiver” means any receiver, liquidator, trustee, administrator, sequestrator or other similar official.
          “Regulation 10” means the Regulations Regarding the Merger and Acquisition of Chinese Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange of the PRC which came into effect on 8 September 2006.
          “RMB” means the legal currency of the People’s Republic of China.
          “Series A Preferred Shares” means the Series A preferred shares, par value US$0.0001 per share, of the Company, created and issued by the Company to Dynasty and Swift Rise pursuant to the First Subscription Agreement, and to Chaview pursuant to the Second Subscription Agreement, all with the rights and privileges as set forth in the Articles of Association.
          “Shareholder” means a registered holder of Shares of the Company, including Merry Circle, Honour Idea, Chaview and Aegis, but excluding those members holding Shares under the ESOP.
          *****
          “Shares” means, collectively, Ordinary Shares and/or Series A Preferred Shares and any and all other shares in the capital of the Company or the IPO Vehicle from time to time.
          “Subscription Price” means an aggregate subscription price of Forty Nine Million Five Hundred Sixty Thousand U.S. Dollars (US$49,560,000) payable by Aegis for the subscription of the Subscribed Shares under the Share Subscription Agreement.
          “Subsidiary” means, with respect to any Person, any entity which such Person controls, directly or indirectly. For the avoidance of doubt, the Domestic Companies (as defined in the Subscription Agreement) shall be deemed as Subsidiaries of the Company.
          “Tax” means any form of taxation (including any value added, excise, use, personal property, use and occupancy, business and occupation, mercantile, real estate, payroll, franchise or capital gains tax), estate duty, stamp duty, customs duty, deduction, withholding, duty, impost, levy or fee or charge levied, collected, withheld or assessed by any Government Authority and any interest, penalty, surcharge or fine in connection therewith or any other measure of tax.
          “Third Party” means a bona fide prospective purchaser of Shares, in an arm’s-length transaction, from a Shareholder where such purchaser is not a Party or a Permitted Transferee of such Shareholder.

          “Transaction Documents” means this Agreement, the Share Subscription Agreement, the Second Amended and Restated Registration Rights Agreement and the Articles of Association.
          “Transfer” means to sell, exchange, assign, pledge, charge, grant a security interest, hypothecate, gift or other encumbrance, or enter into any contract therefor, or into any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other legal or beneficial interest in any of the Shares, create any other claim thereto or make any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in, to or of such Shares, and “Transfer”, “Transfers” and “Transferred” shall have correlative meanings.
          “2010 Financial Statements” means the consolidated financial statements of the Company for the year ended 31 December 2010 prepared in accordance with U.S. GAAP and audited by one of the “big four” international accounting firms.
          “2010 Net Income” means the after tax net income on the 2010 Financial Statements after the following adjustments:
(i)	excluding any earnings obtained through or as the result of any merger, amalgamation or other business combination between any other entity and the Company or its Subsidiaries unless such merger, amalgamation or business combination has been approved by the Board of the Company in advance;

(ii)	excluding any extraordinary item of material earnings obtained by the Company or its Subsidiaries other than in their ordinary course of business;

(iii)	excluding any extraordinary expenses;

(iv)	excluding expenses for share based compensation;

(v)	excluding any expenses incurred in connection with the Initial Public Offering and the Company’s other financing transactions; and

(vi)	excluding any income or loss from operation of the PHK Group.
               1.2 Additional Definitions . The following terms shall have the meanings defined in the indicated Clause for purposes of this Agreement:

Defined Term	Clause Reference
“Aegis”	Preamble
“Aegis — Company Option Event”	10.7(a)(ii)
“Aegis — Dang Option Event”	10.7(a)(i)
“Aegis Intention Notice”	11.1(a)
“Aegis Offered Shares”	11.1(a)
“Aegis Offeror”	11.1(a)
“Aegis Purchase Option”	10.2(a)
“Aegis Put Option”	10.7(a)(ii)
“Aegis Put Option Notice”	10.7(a)(ii)
“Aegis Put Price”	10.7(b)
“Agreement”	Preamble
“Agreement Provision”	14.14
“Amended and Restated Shareholders’ Agreement”	Recital (B)

Defined Term	Clause Reference
“Business Plan”	8.1
“Chaview”	Preamble
“Chaview Observer”	3.3(a)
“Closing Recital”	Recital (F)
“Co-Sale Eligible Holder”	10.3(a)
“Co-Sale Eligible Shares”	10.3(a)
“Co-Sale Notice”	10.3(a)
“Co-Sale Right”	10.3(a)
“Co-Sale Shares”	10.3(c)
“Company”	Preamble
“Company Purchase Option”	11.1(a)
“Company Purchase Option Exercise Period”	11.1(a)
“Company Purchased Shares”	11.1(a)
“Cut-Off Date”	7.1
“Dang Intention Notice”	10.2(a)
“Dang Offered Shares”	10.2(a)
“Dang Offeror”	10.2(a)
“Declared Dividends”	8.10
“Declining Shareholder”	4.3
“Disclosing Party”	9.1
“Dynasty”	Recital (A)
“Eligible Holder”	10.2(a)
“First Subscription Agreement”	Recital (A)
“Founder”	Preamble
“Founder/Charm Call Option”	11.4(a)
“Founder/Charm Call Option Notice”	11.4(a)
“Founder/Charm Call Price”	11.4(b)
“Founder’s Loan Note”	10.10
“Honour Idea”	Preamble
“ICC Rules”	13.2(a)
“Indemnified Persons”	14.2
“Losses”	3.12
“Merry Circle”	Preamble
“New Issuance”	4.1
“Other Transaction Document Provision”	14.14
“Permitted Time Period”	5.5(c)
“Purchase Option”	10.2(a)
“Purchase Option Exercise Period”	10.2(a)
“Purchased Shares”	10.2(a)
“Redemption/Put Amount”	7.1
“Regulation 10 Violation Event”	7.1
“Relevant Buyer”	10.7(a)(ii)
“Restricted Portion Notice”	5.5(b)
“Restricted Portion”	5.5(a)
“Restructuring”	7.1
“Rights Issuance Portion”	4.1
“Rights Offering Notice”	4.2

Defined Term	Clause Reference
“Rights Offering Period”	4.2
“Pro Rata ROFR Share”	10.2(a)
“Second Amended and Restated Registration Rights Agreement”	Recital (G)
“Second Subscription Agreement”	Recital (B)
“Share Subscription Agreement”	Recital (F)
“Shareholders Agreement”	Recital (A)
“Shareholders Meeting”	3.1
“Subscribed Shares”	Recital (F)
“Swift Rise”	Recital (A)
“Voting Securities”	11.5
               1.3 Construction. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular clause or sub-clause of this Agreement and references herein to “articles” or “clauses” refer to articles or clauses of this Agreement. Unless otherwise specified, references herein to the word “including” shall be deemed to be followed by words “without limitation” or “but not limited to,” as applicable, or words of similar import. The word “or” shall not be interpreted to be exclusive. The table of contents and headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Provisions purporting to be an obligation on the part of a Subsidiary or Affiliate of a Party who is not itself a party to this Agreement shall be construed as an obligation on the part of the Party to procure the performance of its Subsidiary or Affiliate.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
               2.1 Representations and Warranties of the Parties. Each Party represents and warrants, severally and not jointly, to each other Party that as of the date of this Agreement:
          (a) such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and by other Transaction Documents to which it is a party and, if such Party is not a natural Person, such Party is duly incorporated or organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
          (b) if such Party is not a natural Person, the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby and by other Transaction Documents to which it is a party have been duly authorized by all necessary corporate or other action of such Party;

          (c) assuming the due authorization, execution and delivery hereof by each of the other Parties, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws affecting creditors’ rights generally;
          (d) the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such Party; (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Government Authority in such Party’s country of organization or any other Person (other than any notice or filing pursuant to the rules of the applicable stock exchange) pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any Order against, or binding upon, such Party or upon its respective securities, properties or businesses; or (v) violate any Law of such Party’s country of organization or any other country in which it maintains its principal office; and
          (e) such Party and such Party’s assets are not in violation of any Law, the violation of which would be reasonably expected to have a material adverse effect upon (i) such Party or (ii) such Party’s ability to perform its obligations hereunder.
ARTICLE III
CORPORATE GOVERNANCE
               3.1 General. From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of shareholders of the Company (a “Shareholders Meeting”), and shall take, subject to applicable Law, all other actions necessary or required to give effect to the provisions of this Agreement (including but not limited to the provisions under Part II and Part III of Article IX) and each of the other Transaction Documents, including ensuring that the Articles of Association (and any such organizational documents of any Subsidiary of the Company) do not at any time conflict with any provision of this Agreement or any other Transaction Document. Without limiting the previous sentence, each Shareholder shall procure, subject to applicable Law, that each Director nominated by such Shareholder shall vote and take all other action necessary or required to give effect to the provisions of this Agreement (including but not limited to the provisions under Part II and Part III of Article IX) and each of the other Transaction Documents. In all other respects, each Shareholder shall be entitled to vote in such Shareholder’s own best interests.
               3.2 Authority of the Board of Directors. Subject only to the provisions of this Agreement, the Articles of Association and applicable Law:

          (a) the Board shall have ultimate responsibility for management and control of the Company; and
          (b) subject to compliance with Clause 3.8(c), the Board shall be required to make all major decisions of the Company.
               3.3 Composition of the Board of Directors. The number of Directors constituting the Board shall be six (6); and:
          (a) Prior to the consummation of an Initial Public Offering, so long as Chaview, together with its Affiliates, holds no less than Forty Per Cent (40%) of the Series A Preferred Shares purchased by Chaview pursuant to the Second Subscription Agreement, each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of electing Directors or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board one (1) nominee of Chaview. If Chaview removes its nominee to the Board, or its nominee on the Board resigns, Chaview shall be entitled to appoint, and after such appointment remove in each case prior to the consummation of an Initial Public Offering, an observer to the Board (“Chaview Observer”) and each of the other Shareholders shall take all actions necessary or required to ensure the appointment of the Chaview Observer. The Chaview Observer shall have the right to attend all meetings of the Board and/or any committees thereunder and participate in the discussions in all such meetings but shall have no voting rights. For the avoidance of doubt, Chaview’s right to appoint one (1) nominee to the Board shall remain notwithstanding the election and appointment of the additional Chaveiw Observer, and Chaview shall be entitled to exercise such right of appointment of a director prior to the consummation of the Initial Public Offering, provided that Chaview removes the Chaview Observer at the time of re-appointing its nominee to the Board.
          (b) So long as Aegis, together with its Affiliates, holds no less than Ten Per Cent (10%) of the issued share capital (including all Preferred Shares on an as-if converted and fully diluted basis) of the Company, each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of electing Directors or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board one (1) nominee of Aegis. Patrick Stahle shall be the initial Director appointed by Aegis. For the avoidance of doubt, Aegis’ rights to appoint a Director pursuant to this Clause 3.3(b) shall continue after the Company’s Initial Public Offering.
          (c) So long as Founder, together with his Affiliates, holds no less than Fifty Per Cent (50%) of the issued share capital (including all Preferred Shares on an as-if converted and fully diluted basis) of the Company, each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of electing Directors or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board three (3) nominees of Founder.
          (d) Holders of more than Fifty Per Cent (50%) of the then issued and outstanding share capital of the Company shall be entitled to nominate one (1) independent director to the Board (“Independent Director”) in accordance with applicable exchange rules, as applicable, and each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of electing Directors or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board such nominee of Independent Director.
               3.4 Committees of the Board. The Board may establish such committees or subcommittees with such powers as may be permitted by applicable Law and the Articles of Association; provided, that any such committees or subcommittees shall be subject to the direction of and any policies adopted by the Board. The Director(s) appointed by Chaview and/or Aegis pursuant to Clause 3.3 above shall have the right, but not the obligation, to be a member of any such committees or subcommittees.
          3.5 Removal and Replacement of Directors and the Chaview Observer.
          (a) Each Shareholder shall have the absolute right to remove any director or observer nominated by it at any time at its sole discretion, and each of the Shareholders shall vote its Shares at any Shareholders Meeting or in any written consent of Shareholders so as to effectuate such right. Except as provided in the previous sentence, no Shareholder shall vote for the removal of the Director(s) appointed by Chaview or Aegis pursuant to Clause 3.3 above or the Chaview Observer.
          (b) If, as a result of death, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board, the Shareholder entitled under Clause 3.3 to nominate the Director whose death, resignation, removal or other departure resulted in such vacancy shall nominate another individual to serve in place of such Director and the Shareholders shall elect such individual to the Board as soon as practicable thereafter. If it is the Director(s) appointed by Chaview or Aegis, whose death, resignation, removal or other departure has resulted in the vacancy, neither the Shareholders nor the Board shall transact any business of the Company until the Shareholders have elected the replacement for such Director without prior consent of Chaview or Aegis, as applicable (which consent shall not be unreasonably withheld or delayed), unless Chaview or Aegis, as applicable, shall have failed to nominate a replacement Director within three days after such death, resignation, removal or other departure.
          (c) At such times that Chaview has the right to appoint the Chaview Observer, Chaview shall have the absolute right to remove the Chaview Observer. If, as a result of death, resignation, removal or otherwise of the Chaview Observer other than (i) on or upon the consummation of the Initial Public Offering or (ii) due to Chaview exercising its right to nominate a Director, Chaview shall appoint another individual to serve as the Chaview Observer.
               3.6 Directors’ Access to Information. Each of the Directors and the Chaview Observer shall be entitled to examine the Books and Records of the Company or any Subsidiary of the Company and shall have free access, at all reasonable times and upon reasonable prior notice, to any and all properties and facilities of the Company or any Subsidiary of the Company. The Company shall provide such information relating to the business affairs and financial position of the Company or any Subsidiary of the Company as any Director or the Chaview Observer may reasonably request. Any Director or the Chaview

Observer may provide such information to his or her nominating Shareholder to the extent permitted by law.
               3.7 Board Meetings.
          (a) Frequency and Location. Meetings of the Board shall take place at least once in every fiscal quarter of the Company unless otherwise determined by the Board. Board meetings shall be held in Hong Kong or any other location determined by the Directors; provided that if the Directors cannot agree on a location for any particular Board meeting, the meeting shall be held in Hong Kong.
          (b) Notice. A meeting of the Board may be called by the Chairman of the Board or any one Director giving notice in writing to all other Directors and the Chaview Observer specifying the date, time and agenda for such meeting. Not less than fourteen days prior written notice shall be given to each Director and the Chaview Observer; provided, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Clause 3.8(a) and (ii) may be reduced with the unanimous written consent of the Directors and the Chaview Observer.
          (c) Telephone Participation. Directors and the Chaview Observer shall be entitled to participate in Board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided, that each Director and the Chaview Observer taking part in the meeting is able to hear each other Director and the Chaview Observer taking part and; provided, further, that each Director and the Chaview Observer must acknowledge his or her presence for the purpose of the meeting and any Director and the Chaview Observer not doing so shall not be entitled to speak or, with respect to a Director, vote at the meeting. Such participation by a Director shall constitute presence for purposes of the quorum provisions of Clause 3.8(a). A Director or the Chaview Observer may not leave the meeting by disconnecting his or her telephone or other means of communication unless he or she has previously obtained the express consent of the Chairman of the Board, and a Director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he or she has previously obtained the express consent of the Chairman of the Board to leave the meeting as aforesaid.
          (d) Written Resolutions. Any action that may be taken by the Directors at a Board meeting may alternatively be taken by a written resolution signed by all of the Directors. The expressions “written” and “signed” include writings or signatures transmitted by facsimile. Any solicitation of a written consent shall be sent to the Chaview Observer as well and the Chaview Observer shall be promptly notified to the extent an action by written consent is passed.
          (e) Language; Preparation of Minutes. All meetings of the Board shall be conducted in English or Chinese with simultaneous interpretation of the other language provided, and written minutes of all meetings of the Board shall be prepared in English (with a Chinese translation) and provided by the Company to each Director, the Chaview Observer and each Shareholder within ten days after each meeting of the Board. The English version of the minutes shall prevail as against any translation thereof.

               3.8 Action by the Board.
          (a) Quorum. All meetings of the Board shall require a quorum of at least a majority of the Directors which shall include the Directors appointed by Chaview and Aegis, as applicable. If such a quorum and if applicable, the Chaview Observeris/are not present, within sixty minutes after the time appointed for the meeting as included in the notice delivered pursuant to Clause 3.7(b), the meeting shall be adjourned to the same place and at the same day and time the following week (or if such day is not a Business Day, at the same time on the immediately following Business Day), at which meeting the Directors present shall constitute a valid quorum whether or not the Director(s) appointed by Chaview and Aegis, as applicable, and the Chaview Observer (if applicable), is /are present; provided, that written notice of such adjourned meeting shall have been delivered to all Directors and the Chaview Observer at least three days prior to the date of such adjourned meeting.
          (b) Ordinary Actions. With respect to each resolution to be adopted at any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Chairman of the Board, (i) authorize another Director to attend and vote by proxy for such Director at any Board meeting or (ii) appoint an alternate Director to attend and vote for such Director at any Board Meeting. Except as provided in Clause 3.8(c), the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. Any Director or Chaview Observer may put forth a resolution for vote at a Board meeting; provided, that the Board shall not adopt any resolution concerning any matter that is not specified on the agenda for such meeting unless (i) a written notice setting forth such matter has been delivered to all Directors and the Chaview Observer one day prior to the date of the Board meeting or (ii) a majority of Directors (which shall include the Director(s) appointed by Chaview and Aegis, as applicable) vote in favor of such resolution and to the extent Chaview has not appointed a Director and the Chaview Observer is present at such meeting.
          (c) Fundamental Actions. Subject to any additional requirements imposed by applicable Law and to the obligations of the Shareholders under Clause 3.1, the Shareholders agree that (i) the Company shall not, without the affirmative consent or approval of shareholders holding at least a majority of the total Series A Preferred Shares and Ordinary Shares converted from the Series A Preferred Shares outstanding, take any of the actions with respect to the matters set forth on Exhibit B; and (ii) the Company shall not, without the affirmative consent or approval of Aegis (for so long as Aegis, together with its Affiliates, hold not less than Five Per Cent (5%) of the issued share capital of the Company) take any of the actions with respect to the matters set forth on Exhibit B-1.
               3.9 Remuneration of Directors. No Director or observer appointed by Chaview or Aegis shall be entitled to any remuneration for serving in such capacity except for: (a) reimbursement of reasonable out-of-pocket expenses in connection with the performance of his or her duties as Director or observer or (b) if such Director or observer is otherwise an employee of or consultant to the Company, remuneration received in such capacity.

               3.10 Appointment of External Auditor. Each Shareholder agrees to vote its Shares, and each Shareholder who has nominated a Director pursuant to Clause 3.3 agrees to procure that its nominated Directors shall vote to cause the Board to appoint one of the “Big 4” international accounting firm as the Company’s auditor. Each Shareholder acknowledges that the Company has appointed Deloitte Touche Tohmatsu as its current auditor.
               3.11 Subsidiaries. Except as otherwise agreed by the Shareholders, each Subsidiary of the Company shall be governed and managed in accordance with the same procedures (including board and committee/subcommittee composition, if a board exists, the procedures related to nominating and removing directors) applicable to the Company as set forth in this Article III. For the avoidance of doubt, Nanning Jetlong Technology Co., Ltd. will have a board and such board shall have the same composition as the Board of Directors.
               3.12 Limit on Shareholder Action. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. Any Shareholder that takes any action or binds the Company in violation of this Clause shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses (including Tax losses), claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including to any investigative, legal and other expenses and Tax costs incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) (collectively, “Losses”) that the Company or such other Shareholders, as the case may be, are subject to or liable for by reason of such violation.
ARTICLE IV
PRE-EMPTIVE RIGHTS OF THE SHAREHOLDERS
               4.1 Shareholders Pre-emptive Rights. The Company shall not conduct any new issuance of Equity Securities other than in an Initial Public Offering of the Company (a “New Issuance”), unless the New Issuance has been approved in accordance with this Agreement including but not limited to Clause 3.8(c), and the Company has offered to each of the Shareholders the right to participate in such New Issuance in proportion to such Shareholder’s Percentage Ownership as of the date of the Rights Offering Notice (as defined below) (a “Rights Issuance Portion”) on the same terms and conditions.
               4.2 Notice of New Issuances. Each time that the Company proposes to conduct a New Issuance, it shall give each Shareholder a written notice (the “Rights Offering Notice”) of its intention, describing the type, price and terms (including the proposed date upon which such New Issuance is to be completed) of the New Issuance. Each Shareholder shall have 20 days from the date of the Rights Offering Notice (the “Rights Offering Period”) to confirm its intention to purchase a portion of the New Issuance up to its Rights Issuance Portion for the price and upon the terms specified in the Rights Offering Notice by giving written notice to the Company stating the portion of the New Issuance that it agrees to purchase. Failure to respond to the Rights Offering Notice by a Shareholder within the Rights Offering Period shall be deemed to be such Shareholder’s irrevocable waiver of its right to participate in such New Issuance. The Company shall have 90 days from the date of the Rights Offering Notice to complete the New Issuance, failing which such New Issuance shall again be subject to this Clause.
               4.3 Additional Allocation Procedures. If a Shareholder (the “Declining Shareholder”) fails to respond to the Rights Offering Notice within the Rights Offering Period or if a Shareholder responds to the Rights Offering Notice within the Rights Offering Period but agrees to purchase a portion of the New Issuance less than its Rights Issuance Portion, each other Shareholder participating in the New Issuance shall have the right to acquire a portion of the New Issuance declined by the Declining Shareholder in proportion to such other Shareholder’s Rights Issuance Portion.
ARTICLE V
RESTRICTIONS ON THE TRANSFER OF SHARES
               5.1 General. No Shareholder shall, directly or indirectly, Transfer any Shares or any right, title or interest therein or thereto unless (a) the transferee (if not already a Party to this Agreement) has agreed in writing to be bound by the terms and conditions of this Agreement by signing either a copy of this Agreement or a deed of adherence in the form as agreed by the Parties, in which case such transferee shall be considered a Shareholder and a Party to this Agreement, (b) the Transfer complies in all respects with any other applicable provision of this Agreement and (c) the Transfer complies in all respects with applicable securities laws. Any Transfer of Shares in violation of the preceding sentence shall be null and void, and the Company shall not register such Transfer in the Company’s register of members. In connection with any Transfer pursuant to the first sentence of this Clause 5.1, the transferring Shareholder agrees to give 10 days’ written notice to the Company prior to the consummation of the Transfer, which notice shall include the number of Shares to be Transferred and the intended Transferee.
               5.2 Legend on Share Certificates.
          (a) In addition to any other legend that may be required under applicable Law, each certificate for Shares (other than certificates for Shares to be issued in connection with an Initial Public Offering of the Company) shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE UNITED STATES OR TO ANY U.S. PERSON IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE ARTICLES OF ASSOCIATION OF THE COMPANY AND A SHAREHOLDERS AGREEMENT DATED AS OF 20 JANUARY 2010, A COPY OF EACH OF

WHICH MAY BE OBTAINED UPON REQUEST FROM THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE. NO TRANSFER OF SUCH SHARES SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID ARTICLES OF ASSOCIATION AND SHAREHOLDERS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.”
          (b) If any Shares cease to be subject to any restrictions on Transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the legend required by Clause 5.2(a).
               5.3 No Transfer to Competitors.
          (a) Chaview may Transfer any of its Shares to any Person at all times except that prior to an Initial Public Offering, in the event that the intended transferee is a Person whose principal business in the PRC is television advertising, Chaview shall not Transfer any of its Shares to such Person without the prior consent of the Founder and Aegis, and such Transfer is also subject to compliance with Clause 5.1. It is agreed that (i) the rights provided in Clauses 8.4 and 8.5 shall not be transferred to any Transferee and (ii) the rights provided in Clauses 3.3 and 3.5 shall not be transferred to any Transferee without prior written consents of the Founder and Aegis, which consent shall not be unreasonably withheld, provided further, that in the event that the intended transferee is a Person whose principal business is advertising media (other than television advertising) in the PRC, then the rights provided in Clauses 8.3, 8.4, 8.5, 3.3, 3.5 and 3.8(c) shall not be transferred without the prior written consent of the Founder and Aegis.
          (b) Subject to Part III of Article IX, Aegis may Transfer any of its Shares to any Person and such Transfer shall also comply with Clause 5.1.
               5.4 Founder’s Lock-up. Notwithstanding any other provisions herein otherwise, each of the Founder, Merry Circle and Honour Idea agrees and undertakes that, prior to the completion of an Initial Public Offering, (i) neither the Founder, Merry Circle nor Honour Idea or any of their Affiliates will Transfer any of his, its or such Affiliate’s Shares without the prior written consent from both Chaview and Aegis or contrary to Clause 10.4; (ii) the Founder shall not Transfer his shares in Merry Circle or Honour Idea; and (iii) the Founder shall procure that any of the shareholders of the Domestic Companies, will not Transfer any of the equity interests in any of the Domestic Companies (as defined in the Share Subscription Agreement) to any Person (except a Group company), except in each case, and upon written notice to Chaview and Aegis, any Transfer to an Affiliate of the Founder. The Founder, Merry Circle and Honour Idea further agree that they shall not avoid the lock-up provision in the preceding sentence by holding Shares directly or indirectly through a Person that can itself be sold free from such lock-up.

               5.5 Change in Law Affecting Ownership.
          (a) If and only if, due to a change in Law after the date of this Agreement, it becomes unlawful for any of Chaview or Aegis to continue to hold any portion of its Shares according to a written opinion of recognized counsel, (such unlawful portion, the “Restricted Portion”), then, upon the request of Chaview or Aegis, as applicable, the Company shall use commercially reasonable efforts to assist Chaview or Aegis, as applicable, to restructure the Restricted Portion so that it is no longer a Restricted Portion. If it is not possible to restructure the Restricted Portion so that it is no longer a Restricted Portion in a manner reasonably agreeable to Chaview or Aegis, as applicable, and the Company, Chaview or Aegis, as applicable, shall have the right to sell the Restricted Portion in accordance with Clause 5.5(b).
          (b) If Chaview or Aegis elects to sell a Restricted Portion, it shall give a written notice (the “Restricted Portion Notice”) of such election in writing to the Company, which notice shall state a minimum price, form of consideration and other terms that any of Chaview or Aegis, as applicable, is willing to accept for the Restricted Portion. The Company may at any time during the Permitted Time Period (as defined below) identify one or more purchasers that are willing and able to acquire the Restricted Portion from Chaview or Aegis, as applicable, on terms (including as to price) not less favorable than those indicated by Chaview or Aegis, as applicable. If the Company does not identify such a purchaser or purchasers, or such purchaser or purchasers fail to complete the purchase on terms consistent with the terms set forth in the Restricted Portion Notice within the Permitted Time Period, and if Chaview or Aegis, as applicable, identifies a purchaser or purchasers approved by the Company during the Permitted Time Period, Chaview or Aegis, as applicable, shall be permitted, to Transfer the Restricted Portion to the purchaser or purchasers identified by Chaview or Aegis, as applicable, on terms no less favorable to Chaview or Aegis, as applicable, than those set forth in the Restricted Portion Notice; provided that the transferee shall be bound by Clause 5.1(a) of this Agreement.
          (c) For purposes of Clause 5.5(b), “Permitted Time Period” shall mean the longer of (i) if applicable, the period of time commencing on the date of the Restricted Portion Notice and ending on the last day of the time period which equals to half of the time period within which Chaview or Aegis, as applicable, is required by the Law in question to cease holding the Restricted Portion, and (ii) sixty (60) days from the date of the Restricted Portion Notice.
          (d) For purposes of this Clause 5.5, any Taxes arising from the sale of Shares shall be borne by the Party who sold its Shares.
ARTICLE VI
REGISTRATION RIGHTS
               6.1 Registration Rights. The Company agrees to enter into a second amended and restated registration rights agreement with Chaview and Aegis in the form attached hereto as Exhibit C on the date hereof to replace and cancel the current amended and restated registration rights agreement between Chaview, Dynasty, Swift Rise, the Founder and the Company dated 19 August 2008.

               6.2 Obligation to Conduct an Initial Public Offering. The Company, Merry Circle and the Founder agree to use each of their best efforts to complete an Initial Public Offering before 31 December 2010. Each Party agrees to cooperate in good faith and take any and all measures reasonably required to effect an Initial Public Offering before 31 December 2010 including voting its Shares and procuring its nominated Directors and officers of the Company to take all other necessary action at the reasonably appropriate time such as (if necessary or required) causing the IPO Vehicle to restructure, reclassify its shares, amend its Articles of Association, amend its financing and/or operating arrangements and/or obtain any necessary or required consents from third parties.
ARTICLE VII
REDEMPTION AND PUT
               7.1 Redemption and Put. (a) At any time (i) after December 31, 2010 and in the event that an Initial Public Offering has not occurred on or prior to such date, (ii) upon determination by any PRC Government Authority, including the Ministry of Commerce and the State Administration of Foreign Exchange in writing that any transactions (all such transactions, the “Restructuring”) conducted by the Group, the Founder and other relevant parties involved to form the corporate structure of the Group as of the date hereof, including the various transactions contemplated by the Control Documents, violate any provisions of Regulation 10 or any other applicable PRC Law, or requires the approval from MOFCOM or other Government Authorities, or (iii) upon any PRC Government Authority taking any enforcement action in relation to the Restructuring that has the effect of penalizing any Group Company or Chaview or unwinding the Restructuring or the corporate structure so formed (such event as described in (ii) or (iii) above, a “Regulation 10 Violation Event”), or (iv) upon the occurrence of any Aegis-Dang Option Event or any Aegis-Company Option Event, except if the Aegis- Company Option Event is triggered as a result of the 2010 Net Income being less than US$19,000,000, or (v) upon Aegis making any claim or claims against the Company under any Transaction Documents that would not constitute an Aegis-Company Option Event, and final judgment or final arbitration award, as the case may be, has been issued in respect of the applicable claim(s) in the amount of US$5,000,000 or greater singly or cumulatively (the “Awarded Amount”), Chaview shall, at its own discretion, have the right to request the Company to redeem and/or the Founder to purchase, all of the Series A Preferred Shares or Ordinary Shares converted from Series A Preferred Shares held by it, for an aggregate consideration (the “Redemption/Put Amount”) equal to the original purchase price paid by Chaview for the Series A Preferred Shares to be redeemed or purchased pursuant to the foregoing plus an investment return at a rate of 15% computed on a compound basis annually, calculated from the Cut-Off Date (as defined below) to the payment date, on such original purchase price, plus any and all accrued but unpaid dividends on the Shares to be redeemed or purchased pursuant to the foregoing; provided that if Chaview exercises its redemption/put right under Clause 7.1(a)(v), then Chaview may only request the Company to redeem and/or the Founder to purchase, such number of the Series A Preferred Shares or Ordinary Shares converted from Series A Preferred Shares held by it such that the Redemption/Put Amount calculated based on the foregoing, including the investment return of 15%, shall equal to the Awarded Amount, with any fractional shares being rounded upwards. If the Company does not have sufficient cash to pay the aggregate of Chaview’s Redemption/Put Amount calculated under Clause 7.1(a)(v) and the Awarded Amount, without any prejudice to Chaview’s rights as a holder of Series A Preferred Shares under this Agreement and the Articles of Association, including but without limitation its preferred rights in the event of the Company’s liquidation, and without prejudice to Aegis’ rights under this Agreement, the Share Subscription Agreement and the Articles of Association, Chaview and Aegis agree that the Company shall pay its available cash to Chaview and Aegis in equal shares, provided that the Company is not in liquidation. If the Company has additional available cash to satisfy its obligations under Clause 7.1(a)(v) and its obligations to pay the Awarded Amount and provided that the Company is not in liquidation, it shall pay to Chaview and Aegis such additional cash in equal shares until it has fully satisfied such obligations. The Company, the Founder and Merry Circle shall be jointly and severally liable for the payment of the Redemption/Put Amount. Chaview shall exercise the foregoing right by sending a copy of the written request to the Company and the Founder. The Company, the Founder and/or Merry Circle shall complete the redemption or purchase within thirty (30) days after the date of the receipt of such request and in the event that to complete the redemption or purchase within such thirty (30) day period does not prove feasible, Chaview will agree to give reasonable extension of time in light of the circumstances provided that Aegis also has agreed to an identical extension simultaneously. For the purpose of this Clause 7, “Cut-Off Date” shall mean the date on which the Company pays to and Chaview receives from the Company an amount equal to an investment return at a rate of 15% computed on a compound basis annually, on the original purchase price paid by Chaview for the Series A Preferred Shares owned by it, calculated from the issuance date of the Series A Preferred Shares to such payment date plus any and all accrued but unpaid dividends on the Series A Preferred Shares owned by Chaview up to such payment date.
               (b) As security for the payment of the Redemption/Put Amount, the Founder and Merry Circle shall enter into a separate security agreement with Chaview on the date of this Agreement whereby Merry Circle shall pledge to Chaview as collateral its interest in a promissory note in an amount not less than US$19,560,000 issued by the Company to Merry Circle and covenant to enter into certain escrow arrangement with Chaview in form and substance satisfactory to Chaview. The Founder and Merry Circle shall have signed the Chaview Documents on the date of this Agreement and shall agree to fully cooperate and sign all other necessary documents and take all necessary actions to perfect such security interest upon the request of Chaview.
ARTICLE VIII
CERTAIN COVENANTS OF THE COMPANY
               8.1 Business Plan. The Company, Merry Circle, Honour Idea and the Founder shall cause the Company to submit to the Board, for their approval of, prior to the start of each fiscal year of the Company, a business plan (the “Business Plan”) setting forth the annual budget and operating plan of the Company for such fiscal year. The Company, Merry Circle, Honour Idea and the Founder shall cause the Company to prepare and deliver to the Board quarterly (no later than forty-five days after the relevant fiscal quarter ends) and annual (no later than ninety (90) days after the relevant fiscal year ends) financial statements and other appropriate reports concerning operations of the Company and other matters submitted to the Board. The Company shall cause the executive officers of any Subsidiary of the Company to have commensurate obligations, and for the boards of directors of any such Subsidiaries to receive commensurate reports within the same time frames.
               8.2 Maintenance of Books and Records. The Company and each of its Subsidiaries, if any, shall keep proper, complete and accurate books of account in each case in accordance with U.S. GAAP and such accounts shall be audited annually in accordance with such standards by the Company’s external auditor. The Company and each of its Subsidiaries shall also keep such other books of account to the extent required by and in accordance with applicable Law.
               8.3 Access to Books and Records.
               (a) The Company shall permit each Shareholder and its authorized representatives the right during normal business hours and upon reasonable advance notice in writing to inspect its Books and Records and those of each of its Subsidiaries, if any, to make extracts and copies therefrom at its own expense and to have full access to all of the Company’s and each of any of its Subsidiary’s property and assets. Notwithstanding the foregoing provisions, neither the Company nor any of the other Group companies shall be obligated pursuant to this Section 8.3 to provide access to any of its information which would be the subject of any confidentiality obligations owed to third parties and any information which the Company can demonstrate is confidential to its business operations and which would be detrimental to its competitive position in the marketplace if disclosed including without limitation media buying rates, rebate structure, media and customer contract details and the CCTV auction pricing mechanisms. For the avoidance of doubt, the Company shall not be entitled to withhold information from Chaview.
               (b) Without limiting the generality of the provision in Clause 8.3(a) and to the extent permitted by law, for as long as any of Chaview or Aegis or their Affiliates holds any Series A Preferred Share (or if applicable, Ordinary Share converted from Series A Preferred Share) or Ordinary Share, the Company, Merry Circle, Honour Idea and the Founder shall cause the Company to provide to each of Chaview and Aegis, to the extent they continue to hold Series A Preferred Shares (or if applicable, Ordinary Share converted from Series A Preferred Share) or Ordinary Shares: (i) audited annual consolidated financial statements within ninety (90) days after the end of each fiscal year, prepared by the Company’s external auditor in accordance with U.S. GAAP; (ii) unaudited quarterly consolidated financial statements and management report, within sixty (60) days after the end of each of the Company’s first three fiscal quarter, prepared in accordance with U.S. GAAP; (iii) monthly financial data; (iv) an annual consolidated budget of the Company for the following fiscal year as approved by the Board, within 30 days prior to the end of each fiscal year; (v) audit letters, management letters or other information concerning significant aspects of the Company’s operations or financial performance; (vi) minutes of the Board and Shareholders’ Meetings within 15 days of the respective meeting; (vii) details of any offer that the Company receives in respect of the purchase or sale of any material assets, shares of stock or interest in the Company or its Subsidiaries; and (viii) additional information as reasonably requested.
               (c) Upon reasonable notice and at reasonable times during normal business hours, each of Chaview and Aegis, at its own cost, shall have reasonable access to the facilities of the Company and its Subsidiaries to evaluate their assets, operations and governance. Each of Chaview and Aegis, to the extent reasonable, shall have the right to examine and make copies of any of the books, accounts, contracts, and financial records of the Company and its Subsidiaries.
               (d) The request of the information by any of Chaview or Aegis in 8.3(b) above shall not affect and delay the progress of the Initial Public Offering or cause any unreasonable disruptions to the business of the Company or any Subsidiary.

               8.4 Audit Rights. Each of Chaview, Aegis and the Founder shall each have the right to cause a financial audit to be conducted on the Company and each of its Subsidiaries, if any, not more than once per year by an auditor designated by the Parties requesting the audit. The Parties who have caused such audit shall pay all of the expenses incurred in connection with the exercise of rights pursuant to this Clause 8.4. In connection with any such audit, the Company (and its Subsidiaries, if applicable) shall furnish to the Shareholders and the auditors conducting such audit such financial and other information relating to the business of the Company and/or any of its Subsidiaries as they may reasonably request. Notwithstanding the foregoing provisions, neither the Company nor any of the other Group companies shall be obligated pursuant to this Section 8.4 to provide access to any of its information which would be the subject of any confidentiality obligations owed to third parties and any information which the Company can demonstrate is confidential to its business operations and which would be detrimental to its competitive position in the marketplace if disclosed including without limitation media buying rates, rebate structure, media and customer contract details and the CCTV auction pricing mechanisms. For the avoidance of doubt, the Company shall not be entitled to withhold information from Chaview.
               8.5 Securities Filings. The Company agrees to give Chaview and Aegis a reasonable opportunity to review any registration statement, preliminary prospectus, final prospectus, application for listing or other document to be filed with any securities regulatory authority or securities exchange in any jurisdiction. Promptly after the filing of the foregoing documents, the Company shall provide copies of such filed documents to each of Chaview and Aegis upon their reasonable request.
               8.6 Insurance. The Company shall use its commercially reasonable efforts to maintain insurance policies on its behalf and on behalf of each of its directors and officers and shall cause any of its Subsidiaries to maintain insurance policies, at all times with such coverage as is generally maintained by responsible companies in the same industry in China.
               8.7 Intellectual Property Protection. The Company and each of its Subsidiaries shall take all necessary reasonable steps to protect any and all of their respective intellectual property rights, including registering all their respective trademarks, brand names and copyrights and wherever prudent applying for patents on their respective technology.
               8.8 Control Documents. The Founder shall and shall cause any of the Domestic Companies, their respective shareholders and any other parties to the Control Documents to strictly comply with the provisions of the Control Documents.
               8.9 [RESERVED].
               8.10 Accrued Dividends Distribution. The Parties agree that with respect to the dividends declared by the Domestic Companies on 27 March 2008 but undistributed as of the date of this Agreement to the Founder or his Affiliates in a total amount of RMB 115,788,000 (the “Declared Dividends”), the Company may distribute to the Founder or his Affiliates an amount up to RMB 7,040,000 at any time, and the distribution of the remainder of the Declared Dividends shall only be made subject to the following:

               (a) If and only if the quick ratio (as defined below) of the Company as of the end of any of the first three quarters of each year equals or exceeds 60%, the Company may distribute, as part of the Declared Dividends, dividends up to an amount by which the amount of cash as shown on the unaudited consolidated quarterly balance sheet of the Company as of the end of such quarter exceeds the amount of cash that is required to make the quick ratio as of the end of such quarter equal to 60%; and
               (b) If and only if the quick ratio of the Company as of 31 December in each year equals or exceeds 100%, the Company may distribute, as part of the Declared Dividends, up to an amount by which the amount of cash shown on the consolidated balance sheet of the Company as of 31 December of such year exceeds the amount of cash required to make the quick ratio as of 31 December of such year equal to 100%.
For purposes of this clause, quick ratio = cash/current liability;
where “cash” and “current liability” shall each refer to the corresponding line items on the Company’s consolidated balance sheet as of the end of the first three quarters and as of 31 December, as applicable. If for any quarter with respect to which the Founder is entitled to request dividend distributions pursuant to the provisions in (a) or (b) above, such amount of dividends shall be excluded when determining the quick ratio for the subsequent fiscal quarter, regardless whether such amount has been actually distributed or not; provided that the Founder shall be entitled to the dividend distributions determined pursuant to (a) or (b) above if such distributions have not been made regardless whether the Founder is entitled to dividend distributions pursuant to (a) or (b) above for any subsequent quarters.
               (c) The aggregate distribution made pursuant to Clauses 8.10(a) and (b) shall not exceed the amount of Declared Dividends minus RMB 7,040,000.
               (d) Other than the Declared Dividends, the Founder shall procure that no more dividends shall be declared or paid by the Domestic Companies without the consent of the Parties.
               (e) Notwithstanding anything to the contrary, the Founder or his Affiliates shall be entitled to receive the Declared Dividends upon the earlier of (i) when Aegis exercises the Aegis Put Option as payment of the Aegis Put Price to Aegis or such other party as Aegis directs in U.S. Dollars in immediately available funds to such account as directed by Aegis but without prejudice to any right of Aegis regarding any remaining balance of the Aegis Put Price after such payment, and (ii) the expiration of the Aegis Put Option; provided that the Company shall have first repaid amounts owed to Merry Circle pursuant to that certain promissory note, dated an even date herewith, with the principal amount of US$19,560,000.
               8.11 United States Information Rights. The Company shall provide to each of Aegis and Chaview all information that it may reasonably request (a) to allow it or its Affiliates, as applicable, to claim tax credits for the purpose of the federal income tax of the United States in relation to non-United States taxes incurred by the Company and (b) to prepare any United States tax returns required to be filed by it or its

Affiliates, as applicable, if the Company is treated for the purpose of the federal income tax of the United States as a controlled foreign corporation. Upon reasonable request by any of Aegis or Chaview, the Company will take all reasonable steps necessary to facilitate the election of its status for United States federal income tax purposes by any of Aegis or Chaview by reason of its interest in the Company and any federal income tax reporting requirements of the United States.
               8.12 United Kingdom Information Rights. The Company shall also provide to Aegis all information that it may reasonably request to allow Aegis or its Affiliates, as applicable, to claim tax credits for the purpose of United Kingdom corporation tax in relation to taxes incurred by the Company.
               8.13 Additional Covenants. The Company and its Subsidiaries hereby covenant with Chaview and Aegis (and the Founder, Merry Circle and Honour Idea agree to cause the Company and its Subsidiaries), to perform, and will adopt as the internal policy of the Company and its Subsidiaries, the covenants and obligations set forth at Exhibit D attached hereto, which is hereby incorporated herein in its entirety. These covenants shall survive after the Initial Public Offering.
               8.14 Chaview’ Rights upon an IPO. The Company shall also provide Chaview with such right to participate in the underwriter’s over-allotment option in the Initial Public Offering and priority with regard to registration rights in secondary sales as specified in Sections 3.5(c), 4.2(c) and 4.2(f) of the Second Amended and Restated Registration Rights Agreement.
ARTICLE IX
PART I
COVENANTS RELATED TO CONFIDENTIALITY AND NON-COMPETITION
               9.1 Confidentiality. Each Party who has received Confidential Information from another Party (such other Party, the “Disclosing Party”) undertakes that none of it, any of its Representatives or any Representative of any of its Affiliates shall reveal to any other Person such Confidential Information without the prior written consent of the Disclosing Party; provided, that such undertaking shall not apply to:
          (a) disclosure of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of a Party or a Party’s Representatives or the Representatives of any Affiliate of any Party in violation of this Agreement;
          (b) disclosures of Confidential Information by a Party to its Representatives or the Representatives of any of its Affiliates to whom it is necessary or helpful in connection with this Agreement or any other Transaction Document for such Confidential Information to be disclosed;
          (c) disclosures of Confidential Information to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document, after giving prior written notice to the other Parties to the extent practicable under the circumstances and to the extent legally permissible, and subject to having undertaken any reasonably available arrangements to protect confidentiality (for example, seeking a protective Order in relation to such Confidential Information); or
          (d) disclosures of Confidential Information by any Shareholder that are reasonably necessary to permit a Person to evaluate the business of the Company upon such Shareholder entering into negotiations with any Person with a view to Transferring any Shares to such Person which Transfer shall be subject to Clause 5.1; provided, that such Person has executed a confidentiality agreement in such form as may be reasonably required by the Board.
               9.2 Restriction on Announcements. Each Party shall, and shall cause each of its Representatives and each Representative of each of its Affiliates, not to make any public announcement about the subject matter of this Agreement or regarding the Company or any of its business and operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with the other Parties and obtaining the other Parties’ prior written consent to make such announcement, except as required by applicable Law or the rules of any stock exchange on which such Party or any Affiliate of such Party is listed or registered. If disclosure is so required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure. For the avoidance of doubt, any disclosure or announcement relating to any of Chaview or Aegis or any of its Affiliates by any Party, its Representatives or Affiliates shall require the prior written consent of Chaview or Aegis, as applicable.
               9.3 Non-Competition. For so long as Chaview own any Series A Preferred Shares or Ordinary Shares converted from Series A Preferred Shares, the Founder covenants to Chaview that neither he nor his Affiliates (other than the Group) shall (i) compete with the Company, (ii) directly or indirectly own, acquire, operate, become an employee of, render services to or participate in the management of or invest in or loan any funds to any Person that competes or is reasonably expected to compete with the Company, or (iii) solicit, canvass or entice away any director, officer, employee (including any part-time, regular, contract or fixed term director, officer or employee) to work for or otherwise render services to any other Person.
PART II
OTHER COVENANTS BY THE COMPANY, MERRY CIRCLE, HONOUR IDEA
AND THE FOUNDER TO AEGIS AND CHAVIEW
The Company, Merry Circle and the Founder hereby severally but not jointly agree, covenant and undertake with Aegis and Chaview (as applicable) the following:
          10.1 Initial Public Offering.
          (a) *****

          (b) The Company and the IPO Vehicle will not issue any Ordinary Shares or other Ordinary Share Equivalent in the Initial Public Offering at a net price per share (after all discounts, fees, commission and all other amounts payable by the Company or the IPO Vehicle in relation to the Initial Public Offering) (i) of less than the price per Subscribed Share payable by Aegis under the Share Subscription Agreement (subject to any adjustment as a result of any share split or consolidation which may have happened in the meantime) or (ii) such that the valuation of the Company or the IPO Vehicle based on such net price per share will be less than US$280,000,000 immediately prior to the Initial Public Offering.
          10.2 Right of First Refusal.
          (a) Prior to the Initial Public Offering and for so long as Aegis and its Affiliate(s) hold in aggregate not less than 5% of the issued share capital of the Company; or Chaview and its Affiliate(s) hold in aggregate not less than 5% of the issued share capital of the Company (each, an “Eligible Holder”), if Merry Circle, Honour Idea, the Founder or any of their respective Affiliates or any person to whom any Share is transferred pursuant to Clause 10.2(d) (“Dang Offeror”) wish to transfer all or part of its shares in the Company (“Dang Offered Shares”) and has received a bona fide offer from the proposed transferee, the Dang Offeror will deliver a written notice (the “Dang Intention Notice”) to each Eligible Holder and the Company of its intention to transfer, together with a copy of the offer, and each Eligible Holder shall have an option (“Purchase Option”) to purchase any or all of its Pro Rata ROFR Share (defined below) of the Dang Offered Shares at the same price and on the same terms and conditions as the offer. Each Eligible Holder may exercise the Eligible Holder Purchase Option by giving written notice to the Dang Offeror of its intention to purchase the Dang Offered Shares and stating the number of the Dang Offered Shares Eligible Holder would purchase (“Purchased Shares”) within thirty (30) days after receipt of the Dang Intention Notice (the “Purchase Option Exercise Period”). The failure of an Eligible Holder to respond within the Eligible Holder’s Purchase Option Exercise Period shall be deemed to be an irrevocable waiver of such Eligible Holder’s Purchase Option in respect of such Dang

Intention Notice (but without prejudice to the rights and obligations of the Dang Offeror and Eligible Holder under this Clause 10.2 regarding any further Dang Intention Notice and Eligible Holder Purchase Option). For the purpose hereof, an Eligible Holder’s “Pro Rata ROFR Share” of a specified quantity of Dang Offered Shares shall mean that number of Dang Offered Shares multiplied by a fraction equal to (i) the number of Shares then held by such Eligible Holder (on an as converted basis and including Ordinary Shares issued upon conversion thereof), divided by (ii) the total number of Shares (on an as converted basis and including Ordinary Shares issued upon conversion thereof) then held by all Eligible Holders.
          (b) In the event of an Eligible Holder exercising the Purchase Option, the sale and purchase of such Eligible Holder’s Purchased Shares will be completed at the office of the Company or such other place as the Dang Offeror and such Eligible Holder may agree within (30) days after such Eligible Holder has given the notice to the Dang Offeror according to Clause 10.2(a) whereupon, against the payment by such Eligible Holder of the consideration mentioned in the Dang Intention Notice:
(i)	the Dang Offeror will deliver or cause to be delivered to the Eligible Holder:
(A)	duly executed instruments of transfer and sold notes (if applicable) in respect of the Eligible Holder’s Purchased Shares in favour of the Eligible Holder or its nominee together with definitive share certificates thereof in the names of the relevant transferor; and

(B)	half (1/2) share of any stamp duty or transfer duty payable on the sale and purchase of the Eligible Holder’s Purchased Shares.
(ii)	the Board will approve the transfers of the Eligible Holder’s Purchased Shares for registration, the entry of the transferee in the register of members of the Company and the issuance of new share certificate to the Eligible Holder or its nominee.
          (c) If any Dang Offered Shares subject to the Purchase Option is not purchased during the Eligible Holder’s Purchase Option Exercise Period, the Dang Offeror may sell such Dang Offered Shares to the proposed transferee at a price not less than, and on terms no more favorable than, that communicated in the Dang Intention Notice, provided that the transfer must be completed within thirty (30) days after the expiration of the Eligible Holder’s Option Exercise Period.
          (d) This Clause 10.2(a) shall not apply to the transfer of any Share by Merry Circle, Honour Idea or the Founder to their respective Affiliates and/or Founder’s spouse, child (natural or adopted), or any other direct lineal descendant of Founder (or his spouse) or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, Founder or any such family members of Founder provided that Merry Circle, Honour Idea, the Founder, or their respective Affiliates (as the case may be) and the person to whom any Share is transferred shall have notified the Eligible Holders in writing prior to such transfer and delivered duly executed assumption agreement to be bound by the obligations under this Clause 10.2 in form set out in Exhibit H of the Share Subscription Agreement.
          (e) In the event of an Eligible Holder exercising the Purchase Option, each of the Eligible Holder and the Dang Offeror shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of such Eligible Holder’s Purchased Shares pursuant to this Clause 10.2.
          10.3 Right of Co-Sale.
          (a) To the extent that any Dang Offered Shares subject to the Purchase Option are not purchased pursuant to Clause 10.2 and thereafter are to be sold to a prospective transferee (such Dang Offered Shares, the “Co-Sale Eligible Shares”), each Eligible Holder that has not exercised its rights under Clause 10.2 (each an “Co-Sale Eligible Holder”) may elect to exercise the right (“Co-Sale Right”) by notifying the Dang Offeror in writing (“Co-Sale Notice”) within thirty (30) days after receipt of the Dang Intention Notice to participate in such sale of the Co-Sale Eligible Shares on a pro-rata basis to the prospective transferee identified, at the same price and on the same terms and conditions as specified in the Dang Intention Notice. Such Co-Sale Notice to the Dang Offeror shall indicate the number of shares in the Company that such Co-Sale Eligible Holder wishes to sell.
          (b) Each Co-Sale Eligible Holder may sell all or any part of that number of shares of the Company under the Co-Sale Right equal to the product obtained by multiplying (i) the number of the Co-Sale Eligible Shares by (ii) a fraction, the numerator of which is the number of shares in the Company held by such Co-Sale Eligible Holder on the date of the Dang Intention Notice and the denominator of which is the total number of shares in the Company held by the Dang Offeror on the date of the Dang Intention Notice plus the number of shares in the Company held by all Co-Sale Eligible Holders on the date of the Dang Intention Notice.
          (c) Each Co-Sale Eligible Holder may effect its participation in the sale by promptly delivering to the Dang Offeror for transfer to the prospective purchaser one or more share certificates together with the duly executed instrument of transfer thereof which represent the number of shares of the Company which such Co-Sale Eligible Holder elects to sell (“Co-Sale Shares”) and half (1/2) share of any stamp duty or transfer duty payable on the sale and purchase of the Co-Sale Shares and against such delivery, the Dang Offeror will pay (or cause to be paid) to such Co-Sale Eligible Holder the consideration for the Co-Sale Shares mentioned in the Dang Intention Notice.
          (d) To the extent that any prospective purchaser refuses to purchase the Co-Sale Shares from any Co-Sale Eligible Holder, the Dang Offeror will not sell to such prospective purchaser any Dang Offered Shares unless and until, immediately prior to such sale, the Dang Offeror purchases from such Co-Sale Eligible Holder the Co-Sale Shares.
          (e) In the event of a Co-Sale Eligible Holder exercising the Co-Sale Right, each of the Co-Sale Eligible Holders and the Dang Offeror shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of the Shares pursuant to this Clause 10.3.

          (f) For avoidance of doubt, the provisions of Clauses 10.2 and 10.3 shall only apply to any proposed sale by the Dang Offeror of its shares in the Company prior to the Initial Public Offering.
          10.4 *****
          10.5 Restrictive Covenants by Merry Circle, Honour Idea and the Founder.
          (a) For so long as either (i) the Aegis Group holds not less than Five Per Cent (5%) of the issued share capital of the Company or (ii) BVI Sub II and/or Affiliate(s) holds any share of PHK, neither Merry Circle, Honour Idea, the Founder nor their respective Affiliates (excluding the Group companies and members of the PHK Group for the purpose of this Clause 10.5(a)) will in the PRC:
(i)	either on their own account or in conjunction with or on behalf of any person, firm or company, directly or indirectly whether as a shareholder, director, partner, agent or otherwise carry on or be engaged or interested in any business which competes with the business carried on in the PRC by any member of the Aegis Group, the PHK Group or any Group company at the date hereof or in any service of the same type or similar to or performs the same or similar functions of any service provided by any member of the Aegis Group, the PHK Group or any Group company in the PRC at the date hereof save that each of them may hold (A) investment up to Two Per Cent (2%) of any class of securities of any publicly traded company and (B) interests in the Company and its Affiliates;

(ii)	directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by any member of the Aegis Group, the PHK Group or any Group company (as the case may be) at any time during the previous six (6) months period with a view of offering to such person, firm or company any service of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by any member of the Aegis Group, the PHK Group or any Group company; and

(iii)	directly or indirectly solicit or entice away or endeavor to solicit or entice away from any member of the Aegis Group, the PHK Group or any Group company any person under their employment in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to any services of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by any member of the Aegis Group, the PHK Group or any Group company (as the case may be) as of the date hereof whether or not such person would commit a breach of contract by reason of leaving such employment.
          (b) Notwithstanding anything herein contained, the restrictions set out in Clause 10.5(a)(iii) shall not apply to anything done or pursuant to any public advertisement of employment to which an employee responds.
          10.6 Restrictive Covenants by the Company.
          (a) For so long as either (i) the Aegis Group holds not less than Five Per Cent (5%) of the issued share capital of the Company directly or indirectly, or (ii) BVI Sub II and/or its Affiliate(s) holds any share of PHK, the Company and the other Group companies will not in the PRC:
(i)	directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by any member of the Aegis Group or the PHK Group (as the case may be) at any time during the previous six (6) months period with a view of offering to such person, firm or company any service of the same type as or similar to or perform the same or similar functions of the services provided in the PRC by any member of the Aegis Group or the PHK Group in the PRC to such person, firm or company; and

(ii)	directly or indirectly solicit or entice away or endeavor to solicit or entice away from any member of the Aegis Group or the PHK Group any person under their employment in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to any services of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by any member of the Aegis Group or the PHK Group (as the case may be) at the date hereof whether or not such person would commit a breach of contract by reason of leaving such employment.
          (b) Notwithstanding anything herein contained, the restrictions set out in Clause 10.6(a) shall not apply to anything done or pursuant to (i) any open market client pitch process involving any member of the Group companies, (ii) an approach by the client or prospective client; provided that the Group company has received consent in writing to perform services for such client from Aegis, and (iii) any public advertisement of employment to which an employee responds.
          (c) In order to assist the Company to avoid any accidental and involuntary breach of the provisions of Clause 10.6(a), Aegis Media in the PRC agrees to share any non-confidential information about its client roster in the PRC with the Company upon the Company’s prior written request. In the event of any breach by the Company of the provisions of Section 10.6(a) that comes to Aegis’ attention, Aegis shall provide written notice of such breach. The Company shall be allowed for a period of thirty (30) days following receipt of written notice of a breach to cure such breach, to the extent that such breach is curable, in consultation with a senior executive made reasonably available to the Company. In the event that such breach is adequately cured to Aegis’s reasonable satisfaction (it being noted that mere cessation of the breaching activity shall not be deemed to be an adequate cure where Aegis has suffered other Losses as a consequence; in such event, adequate cure may involve monetary restitution) within such thirty (30) day period, the Parties agree that Aegis shall not be entitled to any further remedy for such breach.
          10.7 Put Option.
          (a) If either:
(i)	the Founder or Merry Circle is in breach of its obligations under Clauses 10.4 or 10.5 of this Agreement; Sections 12.4 or 12.5 of the Share Subscription Agreement or in breach of the deed of non-competition executed by the Founder in favor of PHK and Posterscope Advertising Limited and such breach is not cured by the Founder or Merry Circle (where applicable) within thirty (30) days after receipt by the Founder or Merry Circle (where applicable) of written notice of such breach issued by Aegis; (each an “Aegis-Dang Option Event”); or

(ii)	(y) the Company is in material breach of any provision under Clause 10.4(b) or Clause 10.6 of this Agreement, Section 12.4(b)or Section 12.6 of the Share Subscription Agreement, Clause 6.6.1 of the PHK JV Agreement or Clause 4.2 of the PHK Shareholders’ Agreement or if the Company or Media Port is in breach of Clause 6.5 or 6.6 of the PHK JV Agreement, and such material breach is not cured by the Company within thirty (30) days after the Company’s receipt of written notice of such material breach issued by Aegis; or (z) the 2010 Net Income shall be less than Nineteen Million U.S. Dollars (US$19,000,000) (each an “Aegis-Company Option Event”). Upon the happening of an Aegis-Company Option Event or an Aegis-Dang Option Event, the Founder and Merry Circle, or the

Company, as the case may be, shall immediately notify in writing Chaview and Aegis of the happening of such event.
Subject to Clause 10.7(f) below, Aegis shall have the option (the “Aegis Put Option”), but not the obligation, to require (i) the Founder, in the case of an Aegis-Dang Option Event or (ii) the Company, in the case of an Aegis-Company Option Event (the “Relevant Buyer”), to purchase from Aegis such number of shares in the Company held by Aegis or its Affiliates as Aegis may determine at the price per share equal to the price per share paid by Aegis for the Subscribed Shares under this Agreement (subject to (i) any adjustment as a result of any share split or consolidation which may have happened in the meantime and (ii) any adjustment pursuant to Section 9.1(d) of the Share Subscription Agreement) (the “Aegis Put Option Notice”).
          (b) Subject to the terms and conditions of this Clause 10.7, and in the event Aegis exercises the Aegis Put Option by giving the Relevant Buyer notice in writing, Aegis or its Affiliates shall transfer to the Relevant Buyer such number of shares in the Company to be purchased by the Relevant Buyer according to the Aegis Put Option Notice, and the Relevant Buyer shall pay to Aegis the consideration calculated as mentioned in Clause 10.7(a) (the “Aegis Put Price”) in U.S. Dollars in immediately available funds to such account as directed by Aegis.
          (c ) In the event of Aegis exercising the Aegis Put Option, the sale and purchase of the shares in the Company will be completed within (30) days after Aegis has given the Aegis Put Option Notice to the Relevant Buyer and at the office of K&L Gates in Hong Kong or such other place as the Relevant Buyer and Aegis may agree whereupon the Relevant Buyer will pay the Aegis Put Price against the delivery by Aegis of the following:
(i)	duly executed instruments of transfer and sold notes (if applicable) in respect of the shares in the Company to be sold in favour of the Relevant Buyer or its nominee together with definitive share certificates thereof in the names of the relevant transferor; and

(ii)	half (1/2) share of any stamp duty or transfer duty payable on the sale and purchase of the shares in the Company to be sold.
          (d) To enable Aegis to exercise any of its rights under this Clause 10.7, the Founder will as soon as practicable but in any event before 31 March 2011 deliver a copy of the 2010 Financial Statements to Aegis.
          (e) In the event of Aegis exercising the Aegis Put Option, each of Aegis and the Relevant Buyer shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of the Shares pursuant to this Clause 10.7.
          (f) The Aegis Put Option, if not exercised prior to the Initial Public Offering, will lapse upon the Initial Public Offering, save for the Aegis Put Option in respect of a breach of Clause 6.5 or 6.6 of the PHK JV Agreement, in which case such Aegis Put Option shall lapse on 1 July 2010 whether or not the Initial Public Offering has occurred.

          10.8 *****
          10.9 Repurchase.
          (a) If, at any time prior to the completion of an Initial Public Offering, upon the occurrence of a Regulation 10 Violation Event, Aegis shall, at its sole discretion, have the right to demand the Company repurchase all of the Shares held by Aegis for a consideration per share equal to the original Subscription Price per Subscribed Share payable by Aegis under the Share Subscription Agreement (subject to any adjustment as a result of any share split or consolidation which may have happened in the meantime), plus any and all accrued but unpaid dividends on the Shares to be repurchased pursuant to the foregoing. Aegis may exercise the foregoing right by sending a written request to the Company and the Founder. The Company shall complete the repurchase within ninety (90) days after the date of the receipt of such request.
          (b) For the purposes of this Clause 10.9, each Party shall bear its own share of Taxes arising from the consummation of transactions contemplated in this Clause 10.9.
          (c) Unless previously exercised, the rights of Aegis under Clauses 10.9(a) and 10.9(b) shall cease upon the Initial Public Offering.
          10.10 Founders’ Loan.
          The Company shall repay the loan made by the Founder to the Company in the principal amount of Nineteen Million Five Hundred Sixty Thousand US dollars (US$19,560,000) evidenced by the promissory note issued by the Company to Merry Circle as of the Closing Date (the “Founder Loan Note”) plus all interest pursuant to the terms of the Founder Loan Note and each of the Shareholders shall procure the Directors appointed by it to vote for the repayment of the loan under the Founder Loan Note in accordance with the terms thereof.
PART III
OTHER COVENANTS BY AEGIS TO THE COMPANY, MERRY CIRCLE,
HONOUR IDEA AND THE FOUNDER
Aegis hereby covenants and undertakes with the Company, Merry Circle, Honour Idea and the Founder as follows:
          11.1 Right of First Refusal of the Company
          (a) Prior to the Initial Public Offering, if Aegis or any of its Affiliates (“Aegis Offeror”) wish to transfer all or part of its shares in the Company (the “Aegis Offered Shares”) and has received a bona fide offer from the proposed transferee, the Aegis Offeror will deliver a written notice (the “Aegis Intention Notice”) to the Company of its intention to transfer, together with a copy of the offer, and the Company shall have an option (the “Company Purchase Option”) to purchase the Aegis Offered Shares at the same price and on the same terms and conditions as the offer. The Company may exercise the Company Purchase Option by giving written notice to the Aegis Offeror of its intention to purchase the Aegis Offered Shares and stating the number of the Aegis Offered Shares the Company would purchase (the “Company Purchased Shares”) within thirty (30) days after receipt of the Aegis Intention Notice (the “Company Purchase Option Exercise Period”). The failure of the Company to respond within the Company Purchase Option Exercise Period shall be deemed to be an irrevocable waiver of the Company Purchase Option in respect of such Aegis Intention Notice but without prejudice to the rights and obligations of Aegis and the Company under this Clause 11.1 regarding any future Aegis Intention Notice and Company Purchase Option.
          (b) In the event of the Company exercising the Company Purchase Option, the sale and purchase of the Company Purchased Shares will be completed at the office of K&L Gates in Hong Kong or such other place as the Aegis Offeror and the Company may agree within (30) days after the Company has given the notice to the Aegis Offeror according to Clause 11.1(a) whereupon, against the payment by the Company of the consideration mentioned in the Aegis Intention Notice, Aegis will deliver or cause to be delivered to the Company:
(i)	duly executed instruments of transfer and sold notes (if applicable) in respect of the Company Purchased Shares in favour of the Company or its nominee together with definitive share certificates thereof in the names of the relevant transferor; and

(ii)	half (1/2) share of any stamp duty or transfer duty payable on the sale and purchase of the Company Purchased Shares.
          (c) If the Company Purchase Option is not exercised during the Company Purchase Option Exercise Period, the Aegis Offeror may sell the Aegis Offered Shares to the proposed transferee at a price not less than, and on terms no more favorable than, that communicated in the Aegis Intention Notice, provided that the transfer must be completed within thirty (30) days after the expiration of the Aegis Purchase Option Exercise Period.
          (d) This Clause 11.1 shall not apply to the transfer of any Share by Aegis or their Affiliates to their respective Affiliates.
          (e) In the event of the Company exercising the Company Purchase Option, where applicable, each of the Company and Aegis shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of the Aegis Offered Shares pursuant to this Clause 11.1.
          11.2 *****
          11.3 Restrictive Covenants by Aegis.
          For so long as either (i) Aegis Group holds not less than Five Per Cent (5%) of the issued share capital of the Company or (ii) BVI Sub II and/or its Affiliates holds any share in PHK, Aegis Media will not in the PRC
(i)	directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by any member of the Group or the PHK Group at any time during the previous six (6) months period with a view of offering to such Person any service of the same type as or similar to or perform the same or similar functions of the services provided by any member of the Group or the PHK Group in the PRC to such person, firm or company.

(ii)	directly or indirectly solicit or entice away or endeavor to solicit or entice away from any member of the Group or any member of the PHK Group any person under their employment in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to any services of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by such member of the Group or such member of the PHK Group as of the date hereof whether or not such person would commit a breach of contract by reason of leaving such employment.
          (b) Notwithstanding anything herein contained, the restrictions set out in Clause 11.3 shall not apply to anything done under or pursuant to (i) any open market client pitch process involving any member of the Aegis Group, (ii) an approach by the client or prospective client; provided that Aegis has received consent in writing to perform services for such client from the Company, (iii) the alignment of any global or Asia-Pacific regional client where that alignment is initiated outside the PRC as between the applicable client and the global or Asia-Pacific regional Aegis Media team respectively and (iv) any public advertisement of employment to which an employee responds. In the event that such alignment referred in clause (iii) occurs, (A) Aegis agrees to give Charm prior notice of the alignment, and (B) Aegis and Charm agree to review the application of this provision in respect of any relevant Asia-Pacific regional clients after the first anniversary of this agreement and at each subsequent anniversary.
          11.4 Call Option.
          (a) If, before the Initial Public Offering, Aegis is in breach of its obligations under Clause 11.2(b) or Clause 11.3, the Founder and/or the Company shall have the option (the “Founder/Charm Call Option”), but not the obligation, to purchase from Aegis such number of shares in the Company held by Aegis at the price per share equal to the price per Subscribed Share payable by Aegis under the Share Subscription Agreement (subject to any adjustment as a result of any split or consolidation which may have happened in the meantime), by notice in writing to Aegis (the “Founder/Charm Call Option Notice”).
          (b) Subject to the terms and conditions of this Clause 11.4, and in the event the Founder and/or the Company exercises the Founder/Charm Call Option by giving Aegis the Founder/Charm Call Option Notice, Aegis shall transfer to the Founder and/or the Company such number of shares in the Company to be purchased by the Founder and/or the Company according to the Founder/Charm Call Option Notice, and the Founder and/or the Company shall pay to Aegis the Subscription Price per share equal to the price per Subscribed Share payable by Aegis under the Share Subscription Agreement (subject to any adjustment as a result of any share split or consolidation which may have happened in the meantime) (the “Founder/Charm Call Price”).
          (c) In the event that the Founder and/or the Company exercises the Founder/Charm Call Option, the sale and purchase of such number of shares in the Company to be purchased by the Founder and/or the Company according to the Founder/Charm Call Option Notice will be completed within (30) days after the Founder and/or the Company has given the Founder/Charm Put Option Notice to Aegis and at the office of DLA Piper in Beijing or such other place as the Founder and/or the Company and Aegis may agree whereupon, against payment by the Founder and/or the Company of the Founder/Charm Call Price, Aegis will deliver the following to the Founder and/or the Company:

(i)	duly executed instruments of transfer and sold notes (if applicable) in respect of the shares in the Company to be sold in favour of the Founder and/or the Company or its nominee together with definitive share certificates thereof in the names of the relevant transferor; and

(ii)	half (1/2) share of any stamp duty or transfer duty payable on the sale and purchase of the shares in the Company to be sold.
          (d) In the event that the Founder and/or the Company exercises the Founder/Charm Call Option, each of the Founder and/or the Company and Aegis shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of the Shares pursuant to this Clause 11.4.
          (e) In the event that both the Founder and the Company wish to exercise the Founder/Charm Call Option, the Founder shall have priority.
          (f) The Founder/Charm Call Option, if not exercised prior to the Initial Public Offering, will lapse upon the Initial Public Offering.
          11.5 Standstill.
          Aegis agrees that, on or after the Initial Public Offering, the Aegis Group shall not acquire securities entitled to vote generally for the election of directors of the Company or any other securities convertible, exchangeable or exercisable for such securities (“Voting Securities”) which would exceed, on a fully diluted basis, more than Twenty-five Per Cent (25%) of the Voting Securities or submit an unsolicited proposal or offer to acquire same without the prior approval of the board of directors of the Company.
ARTICLE X
TERM AND TERMINATION
     12.1 Term and Termination. This Agreement shall remain in effect until, and shall terminate upon:
          (a) the Company has been dissolved, liquidated and wound up;
          (b) the Parties have agreed in writing to terminate this Agreement;
          (c) the Company has become subject to a Bankruptcy Event, in which case any of Chaview and Aegis shall each have the right, but not the obligation, to terminate this Agreement by sending a written notice to such effect to the other Parties;
          (d) the completion of the Initial Public Offering on or before 31 December 2010.

     12.2 Effect of Termination; Survival. Following any termination of this Agreement in accordance with Clause 12.1, this Agreement shall have no further force or effect, provided that:
          (a) any provision, right or obligation that by its nature should survive thereafter (including Part I of Article IX, Article XI and Clauses 14.2, 14.3, 14.8, 14.11 and 14.14) shall survive any termination of this Agreement;
          (b) without prejudice to the generality of Clause 12.2(a), the provisions of Part II (excluding Clause 10.7 “Put Option”) and Part III of Article IX, Clause 3.3(b) shall survive any termination of this Agreement pursuant to Clause 12.1(d); and
          (c) termination of this Agreement shall not prejudice any accrued rights, claims and liabilities of any Party prior to such termination.
ARTICLE XI
GOVERNING LAW & RESOLUTION OF DISPUTES
     13.1 Governing Law. This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of Hong Kong without regard to its conflict of law principles.
     13.2 Dispute Resolution Forum.
          (a) Any dispute arising out of or in connection with this Agreement shall be solely and finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by a single arbitrator appointed in accordance with the ICC Rules. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims or issues presented to the arbitrator, irrespective of the magnitude thereof.
          (b) The arbitration shall take place in Hong Kong or such other place as the Parties may mutually agree in writing.
          (c) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The Parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction over the Parties or their assets.
          (d) Notwithstanding anything herein contained, any Party shall be entitled to seek injunctive relief, if possible, from any court of competent jurisdiction to protect its rights under this Agreement pending the constitution of the arbitral tribunal pursuant to this Clause 13.2.
     13.3 Performance Pending Dispute Resolution. Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of the arbitration under Clause 13.2.
     13.4 Specific Performance. Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.
     13.5 Conflict with Charter Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company’s Articles of Association or other constitutional documents, the Parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the extent lawful and possible under the circumstances and shall promptly take all reasonable steps to amend the conflicting constitutional documents to conform to this Agreement to the extent possible.
ARTICLE XII
MISCELLANEOUS
     14.1 No Partnership; Agency. The Shareholders expressly do not intend hereby to form an agency relationship or partnership either general or limited, under any jurisdiction’s agency, partnership or other similar law. The Shareholders do not intend to be agents or partners of each other, or agents of or partners to any Third Party, or to create any other fiduciary relationship among themselves, solely by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, improperly represents to another Person that any Shareholder is an agent or partner of another Shareholder or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholder that incurs any Losses arising out of or relating to such representation.
     14.2 Indemnification. The Company’s Articles of Association shall include an indemnification clause to indemnify each Director and officer of the Company (or its Subsidiaries collectively, the “Indemnified Persons”) against any Losses that any Indemnified Person may at any time become subject to or liable for in connection with claims brought against any of them on behalf of the Company or by a Third Party in connection with any of their status as a director or officer of the Company, any of its Subsidiaries or any of their service to or on behalf of the Company or any of its Subsidiaries to the maximum extent permitted by applicable law.
     14.3 Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the whole agreement among the Parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof. Without limiting the generality of the foregoing, each of the parties to the Amended and Restated Shareholders’ Agreement hereby confirms and covenants with each of the other parties thereto that, with effect immediately upon the date hereof: (a) the Amended and Restated Shareholders’ Agreement shall be absolutely terminated; (b) none of the parties to the Amended and Restated Shareholders’ Agreement has or shall have any rights, claims or interests whatsoever against any of the other parties to the Amended and

Restated Shareholders’ Agreement under or in respect of the Amended and Restated Shareholders’ Agreement; and (c) to the extent that any of the parties to the Amended and Restated Shareholders’ Agreement have or may have any rights, claims or interests whatsoever against any of the other parties thereto under or in respect of the Amended and Restated Shareholders’ Agreement, such rights, claims or interests are hereby absolutely, irrevocably and unconditionally waived, discharged and released by the parties concerned.
     14.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Except for the rights to indemnification set forth in Clause 14.2, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     14.5 Assignment. Subject to Clauses 5.1 and 5.3, the Parties may assign their rights and obligations under this Agreement to their permitted transferees other than the rights as provided in Clauses 8.4 and 8.5. Chaview shall not assign its rights as provided in Clauses 3.3 and 3.5 without the prior written consent of the Founder, which consent shall not be unreasonably withheld.
     14.6 Amendment; Waiver.
          (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.
          (b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.
     14.7 Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party with copies to each of the other Parties at their respective addresses or fax numbers set out below (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the ten(10) day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:

(c) if to the Founder, Merry Circle, Honour Idea or the Company,
to:
Charm Communications Inc.
26th Floor, Oriental Media Center
4 Guanghua Road, Chaoyang District
Beijing 100026
People’s Republic of China
Attention: Mr. He Dang
Fax No.: (86) 10 6583 0100
with a courtesy copy to:
DLA Piper UK LLP Beijing Representative Office
20th Floor South Tower
Beijing Kerry Center
1 Guanghua Road, Chaoyang District
Beijing 100020
Attention: Mr. Steven Liu
Fax No.: (86) 10 6561 5158
(d) if to Chaview, to
P.O. Box 309GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands
Attention: Stephen Lee
with courtesy copies to:
AIF Capital Asia III, L.P.
Suite 3401, Jardine House
1 Connaught Place
Central, Hong Kong
Attention: Stephen Lee/Daniel Hui
Fax number: (852) 2845 0786
and
Winston & Strawn LLP
11th Floor, Cloucester Tower
The Landmark
15 Queen’s Road
Central, Hong Kong
Attention: Simon Luk
Fax number: (852) 2292-2200
(e) if to Aegis, to

Company Secretary
180 Great Portland Street
London, England, W1W5QZ
Fax number: +44 (0) 20 7070 7800
with a copy to:
General Counsel
Parker Tower,
43-49 Parker Street,
London, England,
WC2B 5P5
Fax number: +44 (0) 20 7550 3322
     14.8 Counterparts. This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument.
     14.9 Severability. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.
     14.10 Costs and Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
     14.11 Further Acts and Assurances. Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full force and effect to the provisions of this Agreement.
     14.12 Prior Shareholders Agreement. This Agreement shall supersede the Shareholders Agreement and the Amended and Restated Shareholders Agreement, which shall cease to have any force and effect as from the date hereof save for any antecedent breach prior to the date hereof.
     14.13 Most Favored Nation Treatment. The Founder and the Company agree to grant Chaview most favored nation treatment with respect to any terms and conditions (including purchase price) granted to any other investors that have purchased before the completion of the transactions contemplated in the Second Subscription Agreement except for terms and conditions granted to Dynasty and Swift Rise, or may purchase on or after the completion of the transactions contemplated in the Second Subscription Agreement, Series A Preferred Shares of the Company. Chaview shall automatically obtain and be entitled to any terms or conditions (including purchase price) that are not provided for or more favorable than those provided for herein or under the Share Subscription Agreement upon granting such terms and conditions to such other investors. The Founders and the Company further agree that they will promptly deliver to Chaview a true copy of any transaction documents the Company and/or the Founder have entered into with any other investors for the purchase or subscription of Series A Preferred Shares upon the signing of such transaction documents.
     14.14 Single Cause of Action. The Parties acknowledge that to the extent any provision included in this Agreement (“Agreement Provision”) is repeated in another provision under any other Transaction Document (“Other Transaction Document Provision”) and a breach of the Agreement Provision has occurred, a Party who has made a monetary claim (whether for breach of contract, indemnification or any other legal principle) in respect of the breach of the Agreement Provision and such claim has been compensated, adjudicated or settled, then that Party shall not be entitled to make a separate claim on the basis that such breach also amounts to a breach of the relevant Other Transaction Document Provision separately.
[Signature Page to Follow]

          IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed by its respective authorized officers:

Dang He
By:	/s/ Dang He

Merry Circle Trading Limited
By:	/s/ Dang He
	Name:	Dang He
	Title:	Director

Honour Idea Limited
By:	/s/ Dang He
	Name:	Dang He
	Title:	Director

Charm Communications Inc.
By:	/s/ Dang He
	Name:	Dang He
	Title:	Director

Aegis Media Pacific Limited
By:	/s/ Patrick Stahle
	Name:	Patrick Stahle
	Title:	Chief Executive Officer

Chaview Investments Limited
By:	/s/ Stephen Lee
	Name:	Stephen Lee
	Title:	Director

Exhibit A

EXHIBIT A
NUMBER AND PERCENTAGE OF SHARES HELD IMMEDIATELY AFTER THE
CLOSING AND REPURCHASE

		Number of Ordinary
		Shares on as
		converted basis (for	% (w/o the	% (w/ the
	Number of	Ordinary	effect of	effect of
	Shares	Shares only)	ESOP)	ESOP)

Ordinary Shares — Merry Circle	44,016,250	n/a	70.43%	62.88%
Ordinary Shares — Honour Idea	1,093,750	n/a	1.75%	1.56%
Ordinary Shares — Aegis	12,390,000	n/a	19.82%	17.70%
Series A Preferred Shares — Chaview	5,000,000	5,000,000	8.0%	7.14%
Subtotal without ESOP	62,500,000	n/a	100.00%	89.29%
Ordinary Shares — ESOP	7,500,000	n/a	n/a	10.71%
Total	70,000,000	n/a	n/a	100.00%
Exhibit A

EXHIBIT B
SERIES A PREFERRED SHARES FUNDAMENTAL ACTIONS
     (a) authorize, issue, purchase, repurchase or redeem shares of stock, convertible securities, options or other securities (other than pursuant to any exercise of the rights of conversion or redemption or repurchase of the Ordinary Shares owned by Aegis or attaching to the Series A Preferred Shares or given to any Shareholder under this Agreement or the Share Subscription Agreement), vary the rights attached to any Equity Securities, except as necessary to conduct an Initial Public Offering;
     (b) amend, change or waive the terms of the constitutional documents of any of the Company or its Subsidiaries; amend, change, waive, terminate or repudiate any of the Control Documents between the WFOE and the Domestic Companies, other than in each case as necessary to conduct an Initial Public Offering or effect the Restructuring (as defined in the Subscription Agreement);
     (c) make public offerings of their shares of stock or other securities, other than in an Initial Public Offering;
     (d) sell or otherwise dispose of any assets or parts of their businesses which are material to the Company on a consolidated basis, except in the ordinary course of business;
     (e) engage in any material investments or contracts involving an aggregate amount exceeding US$2,000,000, or terminate or materially amend the terms of such investments or contracts, other than (i) as necessary to conduct an Initial Public Offering or (ii) the incurrence of accounts payable and receivable in the ordinary course of business of the Group companies;
     (f) enter into a reorganization, or acquire or merge by any Group company with any company, business concern, firm or person other than an Affiliate of the Company;
     (g) commence any proceedings for dissolution, winding up liquidation (including any event or transaction that might result in a deemed liquidation event), bankruptcy, insolvency, change of control, consolidation, sale, lease or exclusive license of assets in whole or in part, take-over of major business, or similar transaction of any Group company;
     (h) change outside independent auditor or the accounting year, or any material changes to the accounting policies, of any Group company, other than as required by applicable Law;
     (i) change the size of the Company’s board of directors other than in compliance with listing requirements as necessary to conduct an Initial Public Offering;
     (j) make any material changes in the business activities of the Company that are material to the Group on a consolidated basis;
     (k) engage in any transaction or contractual arrangements outside the ordinary scope of any Group Company’s business that could have a material effect on any Group Company’s business as a whole, other than as necessary to conduct an Initial Public Offering;
Exhibit B

     (l) remove the Director appointed by Chaview or the Chaview Observer, as applicable;
     (m) increase the aggregate amount of debt or, other financial obligation (including guarantees) of the Group exceeding US$2,000,000, other than the incurrence of accounts payable and receivable in the ordinary course of business of the Group companies, unless in accordance with an approved annual Business Plan;
     (n) lend money or grant credits involving an aggregate amount exceed US$2,000,000, to any Third Party other than the incurrence of accounts payable and receivable in the ordinary course of business of the Group companies, unless in accordance with an approved annual budget;
     (o) enter into, amend, terminate or waive any transactions, agreement or arrangement with any Affiliate of any Group company that is not a member of the Group, or with employees, directors or officers of the Group or any Affiliate of such employees, directors and officers, other than transactions on an arm’s-length basis;
     (p) approve management stock incentive program other than the ESOP or any amendment thereto (including the ESOP);
     (q) approve changes of the Chairman, chief executive officer, chief financial officer, chief media officer or other senior executive officers of the Company; materially increase the compensation (including cash, stock option and any other forms of benefits) of any Director or any of the foregoing officers.
     (r) approve the Group’s annual Business Plan and annual budget or any amendment thereto;
     (s) approve any dividend payment or other distribution on Equity Securities by any Group member;
     (t) permit the creation of any pledge or other security with respect to assets of the Group that are material to the Group’s business, unless in accordance with an approved annual budget;
     (u) establishment of subsidiaries and/or affiliates or entering into any joint venture or partnership;
     (v) sale or purchase of any equity interests of the Domestic Companies to and from any person other than an Affiliate of the Company;
     (w) engage in any transactions where the Group companies receive equity interests in any Person in exchange of advertising media resources;
     (x) undertake any capital expenditure outside the Business Plan;
     (y) commence or settle any litigation, arbitration or other legal proceeding of any of the Group Company involving an amount exceeding US$1,000,000; and
     (z) any items requiring approval of or notification to shareholders under the applicable company laws and regulations.
Exhibit B

EXHIBIT B-1
AEGIS FUNDAMENTAL ACTIONS
          Prior to the Initial Public Offering and for so long as Aegis holds not less than 5% of the issued share capital of the Company, the following actions of the Group company shall require prior written consent from Aegis:
          (a) issue, repurchase or redeem shares or other securities of the Company (other than (i) the issuance or repurchase of shares reserved under the ESOP to the extent that the total shares issued or issuable under ESOP shall not exceed 7,500,000 shares at any given time, or (ii) pursuant to any exercise of the rights of conversion or redemption attaching to the Series A Preferred Shares or given to any shareholder of the Company under the Second Amended and Restated Shareholders’ Agreement or the exercise of any other rights of repurchase or redemption outstanding as of the date of this Agreement), except as necessary to conduct an Initial Public Offering;
          (b) amend the terms of the Articles of Association of the Company, amend the articles of association of the WFOE in breach of any provisions hereof, or amend, waive, terminate or repudiate any of the Control Documents between the WFOE and the Domestic Companies, other than in each case as necessary to conduct an Initial Public Offering or effect the Restructuring;
          (c) engage in any transaction or contractual arrangements outside the ordinary scope of any Group company’s business that could have a material effect on any Group company’s business as a whole, other than as necessary to conduct an Initial Public Offering;
          (d) commence any proceedings for dissolution, winding up liquidation, bankruptcy, insolvency of any Group company, except pursuant an internal restructuring of the Group;
          (e) removal of the Director appointed by Aegis to the Board of the Company, unless for cause or in accordance with the applicable laws;
          (f) make any material changes in the nature of business of any Group company that are material to the Group on a consolidated basis;
          (g) increase the aggregate amount of debt of the Group exceeding US$20,000,000, other than the incurrence of accounts payable and receivable in the ordinary course of business of the Group, unless in accordance with the annual Business Plan;
          (h) undertake any capital expenditure outside the Business Plan;
          (i) (1) settle any litigation, arbitration or other legal proceeding of any Group company involving an amount exceeding US$1,000,000 or (2) commence or settle any litigation, arbitration or other legal proceeding of any Group company involving a global or regional client of the Aegis Group (and in any event Aegis shall also be notified with respect to the commencement or settlement of any other litigation, arbitration or other legal proceeding of any Group company);
Exhibit B-1

          (j) increase the annual compensation (including cash, stock option and any other forms of benefits) of the Chairman and chief executive officer of the Company by more than 20% year-over-year individually;
          (k) the sale or purchase of any equity interests of the Domestic Companies to and from any person other than an Affiliate of the Company, except otherwise pursuant to an internal restructuring of the Group; and
          (l) engage in any transactions where the Group companies receive equity interests in any person in exchange of advertising media resources with a value of more than US$10,000,000.
Exhibit B-1

EXHIBIT C
FORM OF SECOND AMENDED AND RESTATED REGISTRATION RIGHTS
AGREEMENT
[See Exhibit 4.9 of this Registration Statement]
Exhibit C

EXHIBIT D
ADDENDUM TO THE SECOND AMENDED AND RESTATED SHAREHOLDERS
AGREEMENT
Undertakings on Environmental Protection
1.	The Company and its Subsidiaries shall at all times use their reasonable best efforts to comply with all applicable Environmental Laws. The Company shall notify the Shareholders as promptly as possible after it becomes aware of any breach or violation of any Environmental Law by the Company or any of its Subsidiaries, and the Company and Subsidiaries shall use their reasonable best efforts to take any action reasonably requested by any Shareholder to correct or remedy any circumstances relating to such breach or violation.
2.	At the reasonable request of any Shareholder, the Company shall, as promptly as possible, but in any event not more than thirty (30) days after such request by such Shareholder, provide such Shareholder with such information as may be reasonably requested by such Shareholder to enable such Shareholder and its Affiliates to prepare an annual environmental performance report relating to the Company and its Subsidiaries, which report shall include an evaluation of the environmental, health, safety and social performance of the Company and its Subsidiaries for the previous fiscal year based on such reasonable requirements as shall be set forth by such Shareholder from time to time.
For purposes of this Exhibit D, “Environmental Laws” means laws, principles of common laws, civil laws, regulations, codes of any jurisdiction or political subdivision thereof, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health or safety.
Undertakings on Business Principles
The Company will, and will cause each subsidiary to use their reasonable best efforts to:-
(a)	provide safe and healthy working conditions for its employees and contractors;
(b)	encourage the efficient use of natural resources and promote environmental protection;
(c)	treat all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, colour, language, disability, political opinion, age, religion or national/social origin;
(d)	to the extent permitted under applicable law, allow consultative workplace associations which provides employees with an opportunity to present their views to the management;
(e)	take account of the impact of its operations on the local community and seek to ensure that potentially harmful occupational health and safety, environmental and social effects caused by its operations are properly assessed, addressed and monitored;
Exhibit D

(f)	uphold high standards of business integrity and honesty, and operate in accordance with local laws and international good practice (including those intended to fight extortion, bribery and financial crime);
(g)	design and operate the Company’s business according to local regulations or international good practices;
(h)	adopt the following minimum employment standards in accordance with internationally accepted good practice:
(i)	not to employ forced labour of any kind;
(j)	not to employ children under 14;
(k)	provide wages which meet applicable industry or national requirements;
(l)	properly record, report and review financial and tax information relating to the business of the Company;
(m)	ensure that no payment of value is made or received (in the form of compensation, gift, contribution or otherwise) in the course of business in order improperly to induce preferential treatment for any Shareholder, its officers, shareholders or employees or any member of any Shareholders;
(n)	comply with local regulations on occupational health and safety; and
(o)	review the list of business principles periodically to ensure its ongoing suitability and effectiveness.
Exhibit D

EXHIBIT E
*****
Exhibit E

EXHIBIT F
*****
Exhibit F